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                                   EXHIBIT 21

                              List of Subsidiaries

                                              Jurisdiction of
                 Name                          Incorporation       Ownership
                 ----                         ---------------      ---------

Stratos Lightwave LLC                            Delaware            100%
Stratos Lightwave - Florida Incorporated         Delaware            100%
Bandwidth Semiconductor LLC                      Delaware            100%
Advanced Interconnection Technology LLC          Delaware            100%
MP Optical Communications LLC                    Illinois             60%
B&H Mold LLC                                     Delaware            100%
Stratos Limited                               United Kingdom         100%
Paracer, Inc.                                    Delaware            100%
Tsunami Optics, Inc.                            California           100%